EXHIBIT 99.1

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Second Quarter Financial Results

Portland, Oregon — (Business Wire)— August 26, 2004 — McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported results for its second quarter ended June 26, 2004.

On July 20, 2004, and subsequent to the second quarter, McCormick & Schmick’s completed its initial public offering of 6,000,000 shares of common stock at $12.00 per share, resulting in net proceeds to the Company of $65.2 million.  The second quarter financial results do not reflect the use of proceeds from the initial public offering and the corporate reorganization that occurred in connection with the offering.  The results do reflect the one time charge of $2.8 million associated with the termination of management agreements with Bruckmann, Rosser, Sherrill & Co., L.L.C. and Castle Harlan, Inc., and the termination of covenant not to compete agreements with our founders, William P. McCormick and Douglas L. Schmick.

Second Quarter Financial Results

Revenues for the second quarter of 2004 increased 22.8% to $59.7 million from $48.6 million in the same period a year ago. The increase in revenues is attributable to the opening of eight company-owned restaurants in 2004, contributions from the three company-owned restaurants opened in the second half of 2003, and a 2.9% comparable restaurant sales increase.

“We are pleased with the continued progress we achieved in the second quarter and look forward to executing on our growth plans for the remainder of 2004 and beyond. We are also confident that the IPO has given us the financial flexibility we need to grow the McCormick & Schmick’s brand and further establish our position as a leading national seafood restaurant operator,” said Saed Mohseni, Chief Executive Officer.

In the second quarter of 2004, the Company opened three company-owned restaurants and began operating an additional restaurant under a management contract. The Company expects to open one additional company-owned restaurant in the fourth quarter of 2004 for a total of 10 new restaurants in 2004, including the one operated under a management contract.

Total restaurant operating costs were $50.5 million in the second quarter of 2004 compared to $40.3 million in the prior year period. Restaurant operating costs represented 84.6% of revenue in the second quarter of 2004 compared to 82.8% of revenue in the prior year period. The increase in restaurant operating costs as a percentage of revenues is primarily related to the opening of eight company-owned restaurants in the first six months of 2004. Typically, new restaurants experience higher food and beverage costs and lower labor productivity in their first year of operations.

General and administrative expenses were $2.6 million in the second quarter of 2004 compared to $2.0 million in the prior year period and represented 4.4% of revenues in the second quarter of 2004 compared to 4.1% of revenues in the prior year period. The increase is primarily related to the addition of corporate, administrative, and senior operations personnel to accommodate the growth in

2003 and 2004.  The Company expects general and administrative expenses to be approximately $3.3 to $3.6 million per quarter due to the increased costs of being a public company.

Restaurant pre-opening costs were $1.1 million in the second quarter of 2004 compared to $0.1 million in the prior year period. The increase was the direct result of opening four restaurants in the second quarter of this year.  The Company’s typical pre-opening cost per restaurant is $350,000.

Net loss for the second quarter of 2004 was ($2.3) million, or ($0.30) per diluted share, compared to a net loss of ($0.1) million, or ($0.02) per diluted share in the prior year period.  The second quarter of 2004 included $3.6 million, or $0.46 per share, in expenses related to management and covenant not to compete agreements, $0.8 million pursuant to the terms of these agreements, and $2.8 million related to their termination on June 25, 2004.  The Company anticipates that there will be no future expenses related to these agreements. The number of outstanding diluted shares the Company used for the calculation of net loss per share in both periods was approximately 7.8 million.

Six Months Financial Results

Revenues for the six months ended June 26, 2004 increased 21.9% to $114.2 million from $93.7 million in the same period a year ago.  Comparable restaurant sales increased 4.4% for the first six months of 2004.

Net loss for the six months ended June 26, 2004 was ($3.1) million, or ($0.40) per share, compared to a net loss of ($0.8) million, or ($0.10) per share in the prior year period. The number of outstanding diluted shares the Company used for the calculation of net loss per share in both periods was approximately 7.8 million.

Financial Guidance

Based on the Company’s performance to date, the Company expects third quarter revenues of $59.0 million to $60.0 million and a comparable restaurant sales increase of approximately 1% to 2%. In the third quarter, the Company will incur charges of $4.6 million after tax, or $0.32 per diluted share, of which $3.7 million is associated with the July 23, 2004 redemption of the 13% senior exchangeable preferred stock of a Company subsidiary, and $0.9 million after tax is associated with the recognition as expense of previously capitalized costs from its prior credit facility, which the Company replaced in connection with its initial public offering.  Including these charges, the Company expects to report a loss per diluted share of ($0.24) to ($0.22).

The Company expects fourth quarter revenues of $63.0 million to $64.0 million, a comparable restaurant sales increase of approximately 1% to 2%, and earnings per diluted share of $0.17 to $0.19. The Company expects to open one company-owned restaurant in the fourth quarter.

The underwriters of the Company’s initial public offering did not exercise their over-allotment option to purchase up to 900,000 additional shares of the Company’s common stock.  Therefore, the Company’s financial guidance assumes the number of diluted shares at the end of the third and fourth quarter to be approximately 13.8 million and 14.0 million, respectively.  In addition, the Company expects to carry an average outstanding balance of approximately $18.0 million on its credit facility for the remainder of 2004, bearing interest at the prime rate plus 25 basis points.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc., is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 32 years, it has successfully grown to 51 restaurants in 22 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our third and fourth quarter results and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified, affordable employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

# # #

McCormick & Schmick Holdings LLC and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Thirteen week period ended		Twenty-six week period ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003

Revenues	$59,723	$48,642	$114,237	$93,691
Restaurant operating costs
Food and beverage	17,931	14,163	34,217	27,560
Labor	18,732	15,109	36,542	29,573
Operating costs	8,744	7,082	16,611	13,893
Occupancy	5,129	3,901	9,643	7,575
Total restaurant operating costs	50,536	40,255	97,013	78,601
General and administrative expenses	2,616	2,016	5,171	3,957
Restaurant pre-opening costs	1,052	104	1,989	111
Depreciation and amortization	2,836	2,331	5,462	4,672
Management fees and covenants not to compete	3,603	637	4,240	1,274
Total costs and expenses	60,643	45,343	113,875	88,615
Operating income (loss)	(920)	3,299	362	5,076
Interest expense	939	768	1,796	1,600
Accrued dividends and accretion on mandatorily redeemable preferred stock	1,054		2,066
Income (loss) before income tax expense and accrued dividends and accretion on mandatorily redeemable preferred stock	(2,913)	2,531	(3,500)	3,476
Income tax expense (benefit)	(577)	1,757	(415)	2,411
Accrued dividends and accretion on mandatorily redeemable preferred stock	—	916	—	1,832
Net income (loss)	$(2,336)	$(142)	$(3,085)	$(767)

Unaudited proforma net income (loss)
per common share
Basic and diluted	$(0.30)	$(0.02)	$(0.40)	$(0.10)
Shares used in computing unaudited
proforma net income (loss) per share
Basic and diluted	7,782	7,782	7,782	7,782